 Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

PSIF EBS RAINBOW LLC,

AS SELLER

AND

RICHTECH ROBOTICS INC,

AS PURCHASER

DATED: APRIL 1, 2026

i

TABLE OF CONTENTS

(continued)

LIST OF EXHIBITS

A	-	Legal Description of the Land	A-1
B	-	Grant, Bargain and Sale Deed	B-1
C	-	Bill of Sale, Assignment and Assumption	C-1
D	-	FIRPTA Certificate	D-1
E	-	List of Property Documents	E-1

ii

PURCHASE AND SALE AGREEMENT

9530 S. Rainbow Blvd., Las Vegas, Nevada

This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Purchaser and Seller as of April 1, 2026 (the “Effective Date”).

RECITALS

A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B. Purchaser desires to purchase the Property (as defined below), and Seller desires to sell the Property, all subject to and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1
basic information

1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1 “Seller”:	PSIF EBS Rainbow LLC, a Delaware limited liability company

1.1.2 “Purchaser”:	Richtech Robotics Inc, a Nevada corporation

1.1.3 “Purchase Price”:	$21,180,000.00

1.1.4 “Earnest Money”:	$600,000.00, plus interest thereon, to be deposited in accordance with Section 3.1 below.

1.1.5 “Title Company”:	Fidelity National Title Company 6385 S. Rainbow Blvd., Suite 130 Las Vegas, NV 89118 Attn: Chris Scurti Tel: (951) 965-9147 Email: chris.scurti@fnf.com

1.1.6 “Escrow Agent”:	Fidelity National Title Company 6385 S. Rainbow Blvd., Suite 130 Las Vegas, NV 89118 Attn: Kelli Smith Tel: (702) 952-8291 Email: kelli.smith@fnf.com

1.1.7 “Seller’s Broker”:	CBRE (Zaher)

“Purchaser’s Broker”:	Evolve Realty (Zeng)

1.1.8 “Effective Date”:	The date first written above.

1.1.9 “Inspection Period”:	The period beginning on the Effective Date and ending on the date that is forty-five (45) days after the Effective Date.

1.1.10 “Closing Date”:	The date that is fifteen (15) days after the expiration of the Inspection Period.

1.2 Closing Costs. Closing costs shall be allocated and paid as follows:

Cost	Responsible Party
Title Report required to be delivered pursuant to Section 5.1	Seller
Premium for the standard coverage portion of the Title Policy required to be delivered pursuant to Section 5.4	Seller
Premium for any extended coverage portion of the Title Policy for extended or any additional coverage and any endorsements to the Title Policy desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges	Purchaser
Costs of survey and/or any updates, revisions, modifications or re-certifications thereto	Purchaser
Recording and filing fees	Seller
County transfer taxes	Purchaser ½ Seller ½
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser ½ Seller ½
Real Estate Sales Commission to Seller’s Broker and Purchaser’s Broker	See Section 8.5
All other closing costs, expenses, charges and fees	According to Clark County custom

1.3 Notice Addresses:

Purchaser:	Richtech Robotics Inc 2975 Lincoln Rd Las Vegas, NV 89115 Attention: Legal Telephone: (702) 534-0050 Email: legal@richtechrobotics.com	Copy to:	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Fl. New York, NY 10105 Attention: Richard I. Anslow Telephone: (212) 370-1300 Email: ranslow@egsllp.com

Seller:	PSIF EBS Rainbow LLC c/o EBS Realty Partners, LLC 18881 Von Karman Avenue, Suite 1450 Irvine, CA 92612 Attention: Quinn Johnson Telephone: 714-653-9855 Email: q@ebsrp.com	Copy to:

Penwood Real Estate Investment Management, LLC

75 Isham Road, 4th Floor
West Hartford, CT 06107
Attention: Christine Kubas and Jeffrey Matrullo
Telephone: 860-218-6538 and 860-218-6537
Facsimile: 860-218-6540
Email:

christine.kubas@penwoodre.com

and jeff.matrullo@penwoodre.com

And to:	Garrett Stiepel Ryder LLP
3200 Bristol St., Suite 850
Costa Mesa, CA 92626
Attention: Michael A. Hill
Telephone: 714-384-4332
Facsimile: 714-384-4320
Email: mhill@garrettllp.com

ARTICLE 2
property

2.1 Property. Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

2.1.1 Real Property. The land described in Exhibit A attached hereto (the “Land”), together with (a) all buildings, structures, fixtures, parking areas and other improvements located thereon, including the approximately 79,325 square foot building located at 9530 S. Rainbow Blvd., Las Vegas, Nevada (the “Improvements”), but expressly excluding improvements and structures owned by any third party, (b) without warranty, all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in any way appertaining thereto, and (c) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the “Real Property”).

2.1.2 Tangible Personal Property. All of Seller’s right, title and interest, without warranty, in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property (collectively, the “Tangible Personal Property”).

2.1.3 Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, in all intangible personal property to the extent solely related to the Real Property, including, without limitation: plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, supply and equipment rental contracts, if any (collectively, the “Service Contracts”) (but only with respect to any such contracts that relate only to the Property and not to any other portion(s) of the larger project of which the Property is a part, and only to the extent assignable without cost to Seller and Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); governmental permits, approvals and licenses, if any (to the extent assignable); and telephone exchange numbers (to the extent assignable) (all of the items described in this Section 2.1.3 collectively referred to as the “Intangible Personal Property”). Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (b) any construction or other contracts for the Improvements, (c) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, or (d) any trade name, mark or other identifying material that (1) includes the name “EBS”, “PSIF” or “Penwood” or any derivative thereof or (2) is not exclusive to the Real Property.

2.1.4 Warranties. To the extent assignable, all of Seller’s right, title and interest, on a non-exclusive basis with Seller (it being understood that Seller reserves concurrent rights therein solely for the protection of Seller) in and to all guaranties, warranties, indemnities, and agreements relating to the quality of workmanship, the quality of materials and parts, and the quality of design, engineering and construction of the Improvements (collectively, the “Warranties”), provided that Purchaser shall be solely responsible for any costs related to such assignment of the Warranties. On the Closing Date, Seller shall deliver to Purchaser a book containing, or digital copies of, all of the Warranties obtained by Seller for the Improvements.

ARTICLE 3
EARNEST MONEY

3.1 Deposit and Investment of Earnest Money. Purchaser shall deposit the Earnest Money with Escrow Agent in accordance with the following schedule:

3.1.1. Within three (3) Business Days after the Effective Date, the sum of Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the “Initial Deposit”); and

3.1.2. Within three (3) Business Days after the expiration of the Inspection Period, unless Purchaser either has delivered the Due Diligence Termination Notice in accordance with Section 4.4 below, the additional sum of Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the “Second Deposit”).

Time is of the essence with respect to the delivery and deposit of each of the Initial Deposit and the Second Deposit. The Initial Deposit and the Second Deposit (if and when made) are collectively all components of the Earnest Money. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

3.2 Independent Consideration. If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms hereof, the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances.

3.3 Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s check a the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required under this Agreement, Seller shall provide Purchaser with written notice of such default. Purchaser shall have three (3) Business Days after receipt of such notice to cure the default by depositing the required portion of the Earnest Money with Escrow Agent. If Purchaser fails to cure such default within such three (3) Business Day period, Seller may terminate this Agreement by written notice to Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be immediately delivered to Seller as Seller’s sole and exclusive remedy, and thereafter the parties shall have no further rights or obligations hereunder, except for those rights and obligations which expressly survive the termination of this Agreement.

3.4 Disposition of Earnest Money. The Earnest Money and any accrued interest shall be applied as a credit to the Purchase Price at Closing. However, if Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.4, Escrow Agent shall pay the Initial Deposit (less the Independent Consideration) to Purchaser one (1) Business Day following Escrow Agent’s receipt of the Due Diligence Termination Notice from Purchaser (or as soon as the current investment can be liquidated and disbursed). No notice to Escrow Agent from Seller shall be required for the release of the Initial Deposit (less the Independent Consideration) to Purchaser by Escrow Agent if Purchaser terminates this Agreement pursuant to Section 4.4. If Purchaser does not terminate this Agreement pursuant to Section 4.4, then upon expiration of the Inspection Period, all Earnest Money deposited by Purchaser shall be (1) promptly released to Seller by Escrow Agent, (2) deemed fully earned by Seller as consideration for Seller’s granting to Purchaser the rights under this Agreement, (3) non-refundable to Purchaser for any reason other than a failure by Seller to consummate the sale of the Property as contemplated by this Agreement due to a default of Seller’s obligations hereunder or due to the occurrence of a circumstance which, pursuant to the terms of this Agreement, permits the Purchaser to terminate this Agreement and entitles the Purchaser to a return of any Earnest Money that has previously been deposited by Purchaser, and (4) applied as a credit to the Purchase Price at Closing. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.4, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the tenth (10th) Business Day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead any remaining Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4
DUE DILIGENCE

4.1 Due Diligence Materials. Within one (1) Business Day after the Effective Date, Seller shall deliver or make available to Purchaser all of the items listed in Exhibit E hereto (the “Property Documents”). Additionally, Seller shall reasonably cooperate with any written request by Purchaser for additional documents relating to the Property provided that such documents are in Seller’s possession or reasonable control, and are not subject to the attorney/client privilege or a confidentiality obligation (and any such additional documents delivered by Seller shall constitute Property Documents for all purposes of this Agreement).

4.2 Exclusions from Property Documents. Notwithstanding Section 4.1 or any other provision of this Agreement, Seller shall have no obligation to sell, deliver or make available to Purchaser, and Purchaser shall have no right to inspect or make copies of, any of the following: any documents or information not specifically listed in Exhibit E hereto; any documents involving Seller’s financing or refinancing of the Property; any purchase and escrow agreements and correspondence pertaining to Seller’s acquisition of the Property; any documents pertaining to the potential acquisition of the Property by any past or prospective purchasers; any third party purchase inquiries and correspondence, appraisals or economic evaluations of the Property; any construction contract for the Improvements; Seller’s organizational documents and records; any internal budgets, financial projections or reports prepared by Seller or its advisors, managers, attorneys, accountants or consultants for Seller or any of its constituent partners or members; and any documents or materials which are subject to the attorney/client privilege or which are the subject of a confidentiality obligation.

4.3 Physical Due Diligence. Commencing on the Effective Date and continuing until the end of the Inspection Period, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (a) Purchaser must give Seller one (1) full Business Day’s prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must provide a proposed scope of testing to Seller and obtain Seller’s prior written consent (which may be withheld in Seller’s sole and absolute discretion), (b) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place (and Purchaser and its contractors, agents and representatives shall maintain during the pendency of this Agreement) (1) commercial general liability insurance with limits of at least One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate for bodily or personal injury or death, (2) property damage insurance in the amount of at least One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, (3) contractual liability insurance with respect to Purchaser’s obligations hereunder, and (4) workers’ compensation insurance in accordance with applicable law, all covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall (A) name as additional named insureds thereunder Seller and such other parties holding insurable interests as Seller may designate and (B) be written by a reputable insurance company having a rating of at least “A−:VII” by Best’s Rating Guide (or a comparable rating by a successor rating service), and (C) otherwise be subject to Seller’s prior approval, and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Sections 4.8 and 4.9 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests, which obligation shall survive the termination of this Agreement. Subject to the provisions of Section 4.6 hereof, Purchaser or Purchaser’s representatives may meet with any governmental authority for the sole purpose of obtaining plans and permits for additional improvements or alterations to be constructed by Purchaser after the Closing Date (and Seller shall reasonably assist Purchaser in connection therewith at no cost to Seller); provided, however, (i) Purchaser must contact Seller at least two (2) Business Days in advance by telephone to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires and (ii) Purchaser shall not be permitted to pull any permits prior to Closing and no such permits or plans shall be binding on Seller or on the Property prior to Closing.

4.4 Due Diligence/Financing/Termination Right. Purchaser shall have through the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Documents and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser, including, without limitation, obtaining financing for the acquisition of the Property. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Escrow Agent (the “Due Diligence Termination Notice”) on or before the last day of the Inspection Period. If Purchaser does not timely and properly give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.

4.5 Return of Property Documents and Delivery of Reports. As additional consideration for the transaction contemplated herein: (a) if requested in writing by Seller from time to time, Purchaser shall provide to Seller, within a reasonable time following receipt of such request, copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports” and, individually, a “Report”) prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Property, if any, at no cost to Seller, but shall be delivered to Seller without any representation or warranty by Purchaser as to the completeness or accuracy of the Reports or any other matter relating thereto; and (b) immediately following any termination of this Agreement, Purchaser shall return all Property Documents to Seller. Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement for a period of six (6) months.

4.6 Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.6. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. Purchaser’s obligations under this Section 4.6 shall survive the termination of this Agreement for a period of twelve (12) months.

4.7 No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser.

4.8 Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (a) not interfere with the operation of the Property or disturb any tenants of the project of which the Property is a part; (b) not damage any part of the Property or any personal property owned or held by any third party; (c) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants of the project of which the Property is a part, or their guests or invitees; (d) comply with all applicable laws; (e) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (f) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (g) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (h) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.6 above, or except as may be otherwise required by law. Purchaser’s obligations under this Section 4.8 shall survive the termination of this Agreement.

4.9 Purchaser’s Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Sections 4.3, 4.6 and 4.8; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller. Purchaser’s obligations under this Section 4.9 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE 5
title and survey

5.1 Title Report. Within seven (7) days after the Effective Date, the Title Company shall deliver to Purchaser the following: (a) a current preliminary title report covering the Land (the “Title Report”) issued by the Title Company; and (b) copies of all documents of record referred to in the Title Report as exceptions to title to the Property.

5.2 Title Review. During the Inspection Period, Purchaser shall review title to the Property as disclosed by the Title Report and any survey provided to or obtained by Purchaser. Seller shall have no obligation to cure title objections except financing liens of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such financing liens. Subject to Section 5.3 below, Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by Seller after the last day of the Inspection Period without Purchaser’s consent (if requested, such consent shall not be unreasonably withheld or delayed prior to the expiration of the Inspection Period). The term “Permitted Exceptions” shall mean: the exceptions in the Title Report that the Title Company has not agreed to remove from the Title Report as of the end of the Inspection Period and that Seller is not required to remove as provided above; matters created by, through or under Purchaser; real estate taxes not yet due and payable; any licenses under any Service Contracts not terminated as of Closing; any New Exception (as defined below) approved or deemed approved by Purchaser as provided below; and any matters described in Section 5.3 hereof.

Following the end of the Inspection Period, if Purchaser receives any supplement to the Title Report disclosing additional title exceptions which adversely affect title to the Property and are not caused by any act of Purchaser (“New Exception”), then Purchaser may disapprove any New Exception by delivering a notice of objection (each, a “New Exception Notice”) by the date that is five (5) Business Days after such New Exception is disclosed to Purchaser. Purchaser’s failure to timely deliver a New Exception Notice with respect to any New Exception shall be deemed Purchaser’s approval of such New Exception, and (i) such New Exception shall be a Permitted Exception and (ii) Purchaser shall proceed to Closing and shall be deemed to have waived any and all rights it may have with respect to such New Exception. Within three (3) Business Days of Seller’s timely receipt of a New Exception Notice, Seller may notify Purchaser in writing of its election to remove the applicable New Exception before Closing. If Seller fails to make such election or does not timely respond to such New Exception Notice, Seller shall be deemed to have elected not to remove or otherwise cure any such New Exception and Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent within three (3) Business Days of Purchaser’s receipt of Seller’s response or Seller’s failure to timely respond, in which case (A) except for those obligations that expressly survive termination of this Agreement, no party hereto shall have any further rights or obligations under this Agreement, and (B) Escrow Agent shall return the Earnest Money then held by Escrow Agent to Purchaser, provided, however, that Purchaser’s failure to timely exercise such right to terminate this Agreement shall be deemed Purchaser’s approval of such New Exception, and (x) such New Exception shall be a Permitted Exception and (y) Purchaser shall proceed to Closing and shall be deemed to have waived any and all rights it may have with respect to any such New Exception.

5.3 Development Exceptions. It is understood and agreed that in connection with the approvals for the Improvements, any construction of the Improvements, the satisfaction of the conditions of approval of any applicable entitlements and the development of the Property, Seller, with the advanced written permission of Purchaser, may encumber the Land with various easements, covenants, conditions and restrictions, such as, by way of example but not limitation, utility easements, emergency access easements, reciprocal easements, side yard agreements, setback restrictions, and similar customary items for comparable developments. Upon approval by Purchaser, Purchaser hereby approves and confirms that all such matters shall be deemed for all purposes as Permitted Exceptions hereunder. Seller shall provide Purchaser with copies of all such documents promptly following the execution and recordation thereof.

5.4 Delivery of Title Policy at Closing. In addition to the conditions to the transaction set forth in Section 7.2 hereof, it is a condition to consummating the transaction set forth in this Agreement that the Title Company issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title policy in accordance with the Title Report, insuring Purchaser’s fee simple title to the Real Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”). Purchaser’s acceptance of the Deed (as defined below) from Seller for the Property at the Closing on the Closing Date and the issuance of a title insurance policy to Purchaser by the Title Company on the Closing Date shall conclusively establish that Seller conveyed the Property to Purchaser as required by this Agreement and shall discharge in full Seller’s obligations hereunder with respect to title to the Property. Purchaser’s sole and exclusive remedy with regard to any defects in title shall be against the Title Company. Notwithstanding the foregoing but subject to the terms and conditions of this Agreement (including, without limitation, Section 9.3 below), Purchaser’s remedies under the Title Policy shall not limit Purchaser’s rights against Seller for breach of Seller’s covenants or representations contained in this Agreement.

ARTICLE 6
OPERATIONS AND RISK OF LOSS

6.1 Ongoing Operations. From the Effective Date through Closing:

6.1.1 Service Contracts. Seller will perform its material obligations under any Service Contracts.

6.1.2 New Contracts. Except as otherwise provided in this Agreement, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice.

6.1.3 Maintenance of Improvements; Removal of Personal Property. Subject to Sections 6.2 and 6.3, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

6.2 Damage. If prior to Closing the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1 Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, either Seller or Purchaser may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Earnest Money (less the Independent Consideration) shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Purchaser so terminates this Agreement within said 30-day period, then the parties shall be deemed to have waived their respective right to terminate under this Section 6.2.1 and the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (a) the cost of repair or (b) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in reasonable estimation by Seller and Purchaser acting in good faith, exceeds $1,000,000.00 to repair.

6.2.2 Not Material. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to thirty (30) days to complete such repairs), or (b) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof and such proceedings would result in the taking of a substantial portion of the Property and would have a material, adverse impact on Purchaser’s intended use of the Property, Purchaser may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten (10)-day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money (less the Independent Consideration) shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above. Seller shall notify Purchaser in writing of any such proceedings within three (3) Business Days after Seller’s receipt of notice thereof, and in any event no later than the day immediately preceding the Closing Date, and shall promptly deliver to Purchaser copies of any such notices and related correspondence. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.

ARTICLE 7
CLOSING

7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

7.2 Conditions to Parties’ Obligation to Close. In addition to all other conditions expressly set forth herein (if any), the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1 Representations and Warranties. The other party’s representations and warranties expressly set forth herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date;

7.2.2 Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

7.2.3 Actions, Suits, etc.. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect that party’s ability to perform its obligations under this Agreement.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), subject to any applicable notice and cure periods provided in Sections 10.1 and 10.2, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

7.3 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1 Deed. A grant, bargain and sale deed in the form of Exhibit B hereto, executed and acknowledged by Seller, conveying to Purchaser Seller’s interest in the Real Property (the “Deed”);

7.3.2 Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption in the form of Exhibit C hereto (the “Assignment”), executed by Seller;

7.3.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto executed by Seller;

7.3.5 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy; and

7.3.6 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

7.4 Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1 Bill of Sale, Assignment and Assumption. The Assignment, executed by Purchaser;

7.4.2 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of the Real Property;

7.4.3 Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and

7.4.4 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

7.5 Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

7.6 Purchase Price. At least one (1) full Business Day before the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money and accrued interest that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

7.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject to the Permitted Exceptions.

7.8 Delivery of Books and Records. After the Closing, Seller shall deliver to Purchaser or Purchaser’s Broker, to the extent applicable and in Seller’s possession and not previously delivered: maintenance records and Warranties; plans and specifications for the Improvements; any service contracts assumed by Purchaser pursuant to terms hereof; any licenses, permits and sign-offs obtained by or on behalf of Seller; and keys.

ARTICLE 8
prorations, deposits, commissions

8.1 Prorations. At Closing, the following items, to the extent applicable, shall be prorated as of the Closing Date with all items of income and expense for the Property being borne by Purchaser from and after (and including) the Closing Date: the current installment of real property taxes and assessments levied against the Property; current utilities; and other current operating and maintenance expenses of the Property.

8.2 Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

8.3 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing for a period of six (6) months.

8.4 Reimbursements, Refunds and Deposits. Notwithstanding anything that may be to the contrary in this Agreement, to the extent that there are any deposits, refunds, or other reimbursements owing from any governmental agency or authority, utility provider, or any person or entity in connection with the approval and development of the Property that has been made by Seller (including, without limitation, any tax, construction, maintenance and/or similar bonds posted by Seller with respect to its development of the Property), all such refunds, deposits and reimbursements shall be and remain the property of Seller, and shall not be transferred to Purchaser. All such refunds, deposits and reimbursements shall be paid to Seller as and when paid or released. If any such refunds, deposits or reimbursements are paid or released after the Close of Escrow, or if any tax, construction, maintenance and/or similar bonds posted by Seller with respect to its development of the Property are called as a result of the acts or omissions of Purchaser or any of its affiliates, employees, agents or representatives, Purchaser shall be obligated to and shall pay over to Seller the full amount of such refunds, deposits, reimbursements and bonds. If any such payment is made by a credit to the account of Purchaser, then Purchaser shall promptly pay over to Seller the amount of such credit without any deduction or offset. The provisions of this Section 8.4 shall survive the Close of Escrow for a period of six (6) months.

8.5 Commissions. In the event of a Closing in strict accordance with this Agreement, Seller shall be responsible for a real estate sales commission payable to Seller’s Broker in accordance with a separate agreement between Seller and Seller’s Broker, a portion of which commission shall be paid to Purchaser’s Broker through escrow at the Closing pursuant to a separate agreement between Seller’s Broker and Purchaser’s Broker. Other than as stated above in this Section 8.5, Seller and Purchaser each represents and warrants to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify, defend and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification, defense and holding harmless shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims. Notwithstanding anything to the contrary in this Agreement, but without limiting the generality of Section 12.16 below, the provisions of this Section 8.5 are for the benefit of Seller and Purchaser only and are not for the benefit of Seller’s Broker, Purchaser’s Broker or any other broker, and accordingly, none of Seller’s Broker, Purchaser’s Broker nor any other broker shall have any right to enforce the provisions of this Section 8.5. This Section 8.5 shall survive Closing or any earlier termination of this Agreement.

8.6 Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1 Seller’s Representations and Warranties. Seller hereby represents and warrants to Purchaser that:

9.1.1 Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed and is registered to do business in and is in good standing in the State of Nevada. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2 Conflicts and Pending Actions. Except as set forth in the Property Documents or as otherwise disclosed in writing to Purchaser, there is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement. As of the Effective Date, to Seller’s knowledge, except as set forth in the Property Documents or as otherwise disclosed in writing to Purchaser, there is no Litigation (as defined below) pending or threatened against Seller or relating to the Property. “Litigation” means litigation, actions, suits, arbitrations, mediations, claims, attachments, proceedings, administrative hearings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings.

9.1.3 Leases. To Seller’s knowledge, there are no leases affecting the Property.

9.1.4 Property Documents. To Seller’s knowledge, the Property Documents made available to Purchaser are accurate and complete duplications of the copies or originals thereof in Seller’s possession (provided that Seller is not making any express or implied representation as to the accuracy or completeness of the underlying documents and/or the contents of the Property Documents).

9.1.5 Notices. As of the Effective Date, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser and except for violations cured or remedied on or before the Effective Date, Seller has not received any written notice from any governmental authority of (a) any violation of any law (including any Environmental Law (as defined below)) applicable to the Property; (b) and pending or threatened condemnation proceeding with respect to the Property; (c) construction defects relating to the Property; or (d) any violation of any applicable zoning law or regulation.

9.1.6 Seller’s Representative. Seller’s Representative (as defined below) is the person or person(s) on behalf of Seller mostly likely to have knowledge of the facts and circumstances regarding the representations and warranties of Seller set forth in this Section 9.1, based on Seller’s Representatives’ management of development, construction, maintenance, leasing, and disposition of the Property on behalf of Seller.

9.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

9.2.1 Organization and Authority. Purchaser has been duly organized and is validly existing as a corporation in good standing in the State of Nevada. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2 Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.2.3 Prohibited Persons and Transactions. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six (6) months (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the current, actual knowledge of Quinn Johnson and Boyden Bulloch (collectively, “Seller’s Representative”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Representative, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty or covenant hereunder, but only on the following conditions: (1) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, and (2) neither party shall have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $25,000.00. Neither party shall have any liability after Closing for the breach of a representation or warranty or covenant hereunder of which the other party hereto had knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated hereby, or any rights Purchaser may otherwise have at law, in equity, or by statute, whether arising in contract, tort, or otherwise, Purchaser agrees that Seller’s aggregate liability to Purchaser shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00); provided, however, that this limitation of liability shall not apply to liability for, any damages, losses, or claims arising out of or relating to Seller’s fraud, intentional misrepresentation, or willful misconduct. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty or covenant that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10
DEFAULT AND REMEDIES

10.1 Seller’s Remedies. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s COVENANTS, representations or warranties are breached in any respect, and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from SELLER or the Closing Date (except no notice or cure period shall apply if Purchaser fails to consummate the purchase of the Property hereunder), Seller shall be entitled, as its sole remedy (except as provided in Sections 4.9, 8.5, 10.3, and 10.4 hereof), to terminate this Agreement and RETAIN ANY Earnest Money DEPOSITED WITH ESCROW AGENT AT SUCH TIME as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money IS a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. NOTWITHSTANDING ANYTHING IN THIS SECTION 10.1 TO THE CONTRARY, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property. In all other events Seller’s remedies shall be limited to those described in this Section 10.1 AND IN Sections 4.9, 8.5, 10.3 and 10.4 hereof. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement.

Seller’s Initials	Purchaser’s Initials

10.2 Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller within three (3) Business Days after Purchaser first learns of any such default or breach by Seller, except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money (less the Independent Consideration) then on deposit with Escrow Agent, (b) enforce specific performance to consummate the sale of the Property hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before thirty (30) days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within three (3) months following the scheduled Closing Date. Purchaser’s remedies shall be limited to those described in this Section 10.2 and Sections 10.3 and 10.4 hereof. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims. This Section 10.3 shall survive Closing or earlier termination of this Agreement.

10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Report.

ARTICLE 11
DISCLAIMERS, RELEASE AND INDEMNITY

11.1 Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title, (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire, life-safety or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property. Additionally, Seller advises Purchaser that the Property may have been, and may in the future continue to be, adversely affected by one or more of wildfires, smoke, earthquakes, landslides, power blackouts, floods, water restrictions and other natural or man-made circumstances which could adversely affect the use and/or quiet enjoyment of the Property.

11.2 Sale “As Is, Where Is.” Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, any property information or marketing packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

11.3 Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities and responsibilities relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date, and liabilities under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), and liabilities and responsibilities regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property, including, without limitation, relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation. The parties agree to waive the application of any applicable laws to the contrary. Notwithstanding the foregoing, Seller shall not be released or discharged from any willful misconduct or fraud by Seller, but expressly subject to the limitations set forth in Section 9.3 above.

11.4 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, petroleum products, explosives, corrosives and infectious materials, and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law. “Environmental Law” means any federal, state or local environmental, health or safety statute, ordinance, regulation policy or standard governing or relating to Hazardous Materials, the environment, human health, public or worker safety, or occupational health.

11.5 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents. Purchaser and Seller acknowledge and agree that the disclaimers and other agreements set forth herein are an integral part of this Agreement.

ARTICLE 12
MISCELLANEOUS

12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (a) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser, (b) all of the Earnest Money must have been delivered in accordance herewith, (c) the Inspection Period shall be deemed to have ended, (d) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations unless and until the Closing occurs, and (e) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least ten (10) days prior to Closing.

12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future. Except to the extent expressly otherwise set forth in this Agreement, any waiver by a party to this Agreement of any such party’s rights under this Agreement or any conditions for such party’s benefit under this Agreement shall be effective only if contained in a writing signed by such party.

12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the internal law of the state in which the Real Property is located, without regard to its conflicts of law principles.

12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived in writing or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits hereto are incorporated herein by this reference for all purposes.

12.7 Time. Time is of the essence in the performance each and every obligation of this Agreement, including, without limitation, with respect to the Closing Date set forth in Section 1.1.10 and the deadline set forth in Section 4.4.

12.8 Confidentiality. Purchaser shall not make any, and shall cause its employees, agents, brokers, attorneys and other representatives not to make any, public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of Seller; provided, however, that (a) Seller shall not unreasonably withhold, condition or delay its consent to a post-Closing public announcement regarding the closing of the transaction contemplated by this Agreement provided that such announcement does not include any terms of this Agreement which are not publicly available, and (b) Purchaser may, subject to the provisions of Section 4.6, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser (including without limitation, disclosure required under securities laws, or by the Securities and Exchange Commission, or by the rules of any stock exchange).

12.9 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by facsimile or email transmission during normal business hours with a confirmation copy delivered by another method permitted under this Section 12.9. Notice given in accordance herewith for all permitted forms of notice shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

12.10 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.11 Calculation of Time Periods; Business Day. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located. As used herein, the term “Business Day” means any day that is not a Saturday, Sunday or legal holiday for national banks in the city in which the Real Property is located.

12.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement and/or any modifications or amendments hereto, the parties may execute and exchange by telephone facsimile, pdf or other electronic imaging counterparts of the signature pages.

12.13 No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 12.13 shall survive any termination of this Agreement as a surviving obligation.

12.14 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

12.15 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

12.16 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

12.17 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

12.18 Like-Kind Exchange. Purchaser may consummate the purchase of the Property as part of a so-called like-kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended, provided that (a) Purchaser shall notify Seller in writing no later than ten (10) days before Closing that it intends to consummate this transaction as part of an Exchange, and shall provide with such notice all material information relating to the parties and properties to the Exchange; (b) all costs, fees, and expenses attendant to the Exchange shall be the sole responsibility of Purchaser, and Purchaser shall indemnify and hold harmless Seller from and against any such costs, fees, and expenses; (c) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser’s obligations and covenants under this Agreement; and (d) Seller shall not be required to acquire or hold title to any real property other than the Property for purposes of consummating the Exchange. Purchaser agrees to defend, indemnify and hold Seller harmless from any liability, damages, or costs, including (without limitation) reasonable attorneys’ fees, that may result from Seller’s acquiescence to the Exchange. Seller shall not, by this Agreement or acquiescence to the Exchange, (1) have its rights under this Agreement, including (without limitation) those that survive Closing, affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with §1031 of the Internal Revenue Code of 1986, as amended. The terms of this Section shall survive Closing.

12.19 Waiver of Trial by Jury. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR THE PROPERTY OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE TO AGREEMENT OF
PURCHASE AND SALE
BY AND BETWEEN
PSIF EBS RAINBOW LLC
AND
RICHTECH ROBOTICS INC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:

PSIF EBS RAINBOW LLC,
a Delaware limited liability company

By:	PSIF Rainbow LLC,
a Delaware limited liability company,
its Member

	By:	/s/ Christine Kubas
	Name:	Christine Kubas
	Title:	Managing Director

PURCHASER:

RICHTECH ROBOTICS INC,
a Nevada corporation

By:	Zhenwu Huang
Name:	Zhenwu Huang
Title:	CEO

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received the Initial Deposit and shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall hold and disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

FIDELITY NATIONAL TITLE COMPANY

Date executed by Escrow Agent	By:
Name:
Title:

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

[Omitted]

A-1

EXHIBIT B

GRANT, BARGAIN AND SALE DEED

[Omitted]

B-1

EXHIBIT C

BILL OF SALE, ASSIGNMENT AND ASSUMPTION

[Omitted]

C-1

EXHIBIT D

FIRPTA CERTIFICATE

[Omitted]

D-1

EXHIBIT E

LIST OF PROPERTY DOCUMENTS

[Omitted]

E-1